UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549





                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 7)


                             MOHAWK INDUSTRIES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   608190 10 4
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2007
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                          [X]   Rule 13d-1(b)
                          [ ]   Rule 13d-1(c)
                          [ ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  Page 1 of 8 Pages

-------------------------                              ----------------------
CUSIP No.    608190 10 4             13G                  Page 2 of 8 Pages
-------------------------                              ----------------------

------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              THE BESSEMER GROUP, INCORPORATED*
              13-3093730
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                    (a)
                                                                    (b)  [X]

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware

---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              -0-
            NUMBER OF

                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          224,058 shs.

                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           -0-

                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              224,058 shs.

------------- ------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              224,058 shs.

------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                        [  ]


------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.31%

------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              HC
------------- ------------------------------------------------------------------
*The shares reported on this page are the aggregate of the shares reported on pages 3, 4 and 5, as The Bessemer Group, Incorporated is the parent of the other reporting persons.




                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 2 of 8 pages

-------------------------                              ----------------------
CUSIP No.    608190 10 4             13G                  Page 3 of 8 Pages
-------------------------                              ----------------------



------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              BESSEMER TRUST COMPANY
              22-0770670
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a) [X]
                                                                 (b)

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              New Jersey

---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              380 shs.
            NUMBER OF

                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          12,903 shs.

                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           380 shs.

                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              12,903 shs.

------------- ------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              13,283 shs.

------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*                                        [  ]



------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.02%

------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              BK
------------- ------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 8 pages

-------------------------                              ----------------------
CUSIP No.    608190 10 4             13G                  Page 4 of 8 Pages
-------------------------                              ----------------------


------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              BESSEMER TRUST COMPANY, N.A.
              13-2792165
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                (a) [X]
                                                                (b)


------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              U.S.A.

---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              1,535 shs.
            NUMBER OF

                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0- shs.

                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           1,535 shs.

                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0- shs.

------------- ------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,535 shs.

------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*                                                  [  ]



------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.00%

------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              BK
------------- ------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 8 pages

-------------------------                              ----------------------
CUSIP No.    608190 10 4             13G                  Page 5 of 8 Pages
-------------------------                              ----------------------
4


------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              BESSEMER TRUST COMPANY OF FLORIDA
              59-6067333
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                               (a) [X]
                                                               (b)


------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Florida

---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              209,240 shs.
            NUMBER OF

                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0- shs.

                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           209,240 shs.

                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0- shs.

------------- ------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              209,240 shs.

------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*                                                  [ ]



------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.31%

------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              BK
------------- ------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 8 pages

Item 1.

(a) Name of Issuer:

                           Mohawk Industries, Inc.

(b) Address of Issuer's Principal Executive Offices:

                           160 South Industrial Blvd.
                           P.O. Box 12069
                           Calhoun, Georgia  30701



Item 2.

         (a), (b) and (c) Name of Persons Filing, Address of Principal Business Office and Citizenship:


                  The Bessemer Group, Incorporated ("BGI") as a parent holding company and Bessemer Trust Company ("BTC"), Bessemer Trust Company, N.A. ("BTNA") and Bessemer Trust Company of Florida ("BTF") as a group. The filing of this statement by BTC, BTNA and BTF as part of a group does not constitute an admission that any of BTC, BTNA or BTF controls any of the other reporting persons. BTC, BTNA and BTF are each wholly-owned by BGI.

                  BTC, BTNA and BTF are each trust companies that manage accounts for the benefit of others. The holders of the securities referred to in this statement are trusts for the benefit of clients of BTC, BTNA or BTF, of which BTC, BTNA or BTF are trustees or co-trustees, and accounts managed by BTF.

                  BGI and BTC each has its principal business office at 100 Woodbridge Center Drive, Woodbridge, New Jersey 07095-0980. BTNA has its principal office at 630 Fifth Avenue, New York, New York 10111. BTF has its principal office at 222 Royal Palm Way, Palm Beach, Florida 33480-4394.

                  BGI is a corporation organized under the laws of Delaware. BTC is a bank organized under the laws of New Jersey. BTNA is a national bank organized under the laws of the United States of America. BTF is a trust company organized under the laws of Florida.

(d) Title of Class of Securities:

                           Common Stock

(e) CUSIP Number:

                           608190 10 4


                               Page 6 of 8 pages

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                  (a)      through (f), (h) and (i) not applicable.

                  (g) [X] Parent holding company or control person, in accordance with Rule 13d-1(b)(1)(ii)(G), as to BGI.

                  (j)      [X] Group, in accordance with Rule
                           13d-1(b)(1)(ii)(J), as to BTC, BTNA and BTF.



     Item 4. Ownership

     Items 5 through 9 and Item 11 of Pages 2 through 5 of this Statement are incorporated herein by reference.


     Item 5. Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class securities, check the following [ X ].



     Item 6. Ownership of More than Five Percent on Behalf of Another Person

     Not applicable.



     Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

     Items 1 and 12 of pages 3 through 5 of this Statement are incorporated herein by reference.



     Item 8. Identification and Classification of Members of the Group

     BTC, BTNA and BTF are each banks as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended.



     Item 9. Notice of Dissolution of Group

     Not applicable.



                               Page 7 of 8 pages

     Item 10. Certification

     By signing below, the undersigned certify that, to the best of the knowledge and belief of the undersigned, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     Item 11. Signatures

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:            January 31, 2008


                        THE BESSEMER GROUP, INCORPORATED


                        By:   /s/  Steven L. Williamson
                            --------------------------------------------------
                            Name:      Steven L. Williamson
                            Title:     Managing Director



                        BESSEMER TRUST COMPANY


                        By:    /s/ Steven L. Williamson
                            ---------------------------------------------------
                             Name:      Steven L. Williamson
                             Title:     Managing Director



                        BESSEMER TRUST COMPANY, N.A.


                          By:    /s/ Steven L. Williamson
                              --------------------------------------------------
                              Name:      Steven L. Williamson
                              Title:     Managing Director



                        BESSEMER TRUST COMPANY OF FLORIDA

                        By:      /s/ Steven L. Williamson
                             --------------------------------------------------
                             Name:      Steven L. Williamson
                             Title:     Managing Director




                               Page 8 of 8 pages